SUBSIDIARIES OF KINDER MORGAN ENERGY PARTNERS, L.P.

Kinder Morgan Operating L.P. "A", a Delaware limited partnership.

Kinder Morgan Operating L.P. "B", a Delaware limited partnership.

Kinder Morgan Operating L.P. "C", a Delaware limited partnership.

Kinder Morgan Operating L.P. "D", a Delaware limited partnership.

Kinder Morgan Interstate Gas Transmission LLC, a Delaware limited liability company.

Plantation Pipe Line Company, a Delaware corporation. Although Kinder Morgan Energy Partners, L.P. owns more that 50% of the outstanding capital stock of Plantation Pipe Line Company, its financial results are not consolidated with those of the partnership because the partnership does not control the corporation.

CGT Trailblazer, LLC, a Delaware limited liability company.

NGPL Trailblazer, LLC, a Colorado limited liability company.

Trailblazer Pipeline Company, an Illinois general partnership.

Kinder Morgan CO2, LLC, a Delaware limited liability company.

Heartland Pipeline Company, a Texas general partnership.

SFPP L.P., a Delaware limited partnership.

Kinder Morgan Bulk Terminals Inc., a Louisiana corporation.

River Consulting, Inc., a Louisiana corporation.

Western Plant Services, Inc., a California corporation.